EXHIBIT (10)B

AMENDMENT NO. 1 TO MASTER AGREEMENT

RELATING TO PERIODIC OPTIONS GRANTED UNDER THE

ECOLAB INC. 2001 NON-EMPLOYEE DIRECTOR

STOCK OPTION AND DEFERRED COMPENSATION PLAN

THIS AMENDMENT NO. 1 TO MASTER AGREEMENT (the “Amendment”), is entered into and effective as of this 2nd day of May, 2008, by and between Ecolab Inc. (the “Company”) and                                                                            (the “Optionee”).

A.            The Company has adopted the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan, as amended and restated effective as of May 1, 2004 and as further amended as of January 1, 2005 and May 2, 2008 (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan, to grant from time to time Periodic Options to Qualified Directors.

B.            The Company and the Optionee have entered into a Master Agreement Relating to Periodic Options granted under the Plan (the “Agreement”) setting forth the terms and conditions for the Periodic Options granted from time to time under the Plan.

C.            The Board of Directors has approved Amendment No. 2 to the Plan, which amends certain provisions of the Plan relating to exercisability and duration of Periodic Options effective for Periodic Options granted on or after May 2, 2008.

D.            It is necessary for the parties to execute the Amendment so that the exercisability and duration provisions of the Agreement correspond to Amendment No. 2 to the Plan.

Accordingly, the parties agree to this Amendment as follows:

Section 1

Section 3.1 of the Agreement is amended and restated to read as follows:

“Exercisability and Duration.

Each Periodic Option granted prior to May 2, 2008 will be immediately exercisable in full and will remain exercisable until 5:00 p.m. (St. Paul, Minnesota time) on the tenth anniversary of such Periodic Option’s respective Date of Grant (such time, as to any Periodic Option irrespective of the Date of Grant, the “Time of Termination”).

Each Periodic Option granted on or after May 2, 2008 will become exercisable, on a cumulative basis, as to 25% of the Shares (excluding any fractional portion less than one share), on the last day of each of the first, second and third three-month periods following its Date of Grant and as to the remaining Shares on the last day of the fourth three-month period following the Date of Grant; provided, however, that if a Change in Control of the Company occurs then such Periodic Option will become immediately exercisable in full.  Each such Periodic Option will remain exercisable until such Periodic Option’s Time of Termination.

Section 2

Section 3.2 of the Agreement is amended and restated to read as follows:

“Termination of Service as a Director of the Company.  If the Optionee ceases to serve as a director of the Company for any reason, then each Periodic Option will remain exercisable to the extent exercisable as of such cessation of service until the earlier of the expiration of five years after the date the Optionee ceased to serve as a director of the Company or the Time of Termination, at which time such Periodic Option will terminate and no longer be exercised.”

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IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment the day and year first above written.

ECOLAB INC.

By:

Title:	Associate General Counsel-Corporate and Assistant Secretary

OPTIONEE